UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

1PM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-203276	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

312 S. Beverly Drive #3104, Beverly Hills, California
(Address of principal executive offices) (zip code)

(424) 253-9991
(Registrant's telephone number, including area code)

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01.	Regulation FD Disclosure.

The Company has received questions regarding the Company's operations. The Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q.1. Is the Company looking at starting to grow its own plants for medical marijuana?

A.1. Yes. Beginning in 2018, new regulations will be in place in California. The Company is currently exploring the possibility of establishing a growing operation in Santa Rosa, CA. Santa Rosa is currently allowing companies to obtain licenses for growing operations.

Q.2. Does the Company sell its products on consignment?

A.2. No the Company does not sell its products on consignment. Typically, all orders are cash on delivery.

Q.3. How does the Company sell its products?

A.3. Last year the Company primarily focused on events such as Hempcon and Blazers Cup. In January 2016, the Company shifted to focus on selling to dispensaries. In March 2016, the Company began using distributors. The Company begun its operations in August 2015 and sells have only commenced in the past 4 months. The industry is a cash business and require physical deliveries since traditional shipping method are not available. The Company has had to navigate these difficulties during its development and start-up phase. Which is way the Company begun using distributors in March 2016. This simplified the Company's structure. For example, in Northern California 35 dispensaries carry our products. Currently though the Company deliveries orders to one distributor who in turn deliveries to the dispensaries. This also simplified the collection and documentation of payment since payment is due upon delivery.

Item 8.01.	Other Events.

On June 17, 2016, the Company completed development of its THC Shot. The THC Shot contains 100MG of THC and will begin being sold June 22, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1PM Industries, Inc.

Dated: June 20, 2016	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO